Exhibit 99.1

Retirement letter, dated December 11, 2009, of Alan Siegel

Ed, as you are the President and Chief Executive Officer of The Wet Seal, Inc., I inform you that, in view of my age, 75 in January, and the extraordinary responsibilities I have assumed as Executor of the Estate of Wade Thompson as well as the Wade F.B. Thompson Charitable Foundation, I would like to retire from the Board of Directors of The Wet Seal, Inc. effective immediately. I have been a director for almost 20 years through good and bad times and have enjoyed it immensely. With respect and admiration.

Sincerely,

/s/ Alan Siegel
Alan Siegel